Exhibit 99-b

For Immediate Release

BellSouth Reports Third Quarter Earnings

•	Continued growth in earnings per share
•	DSL customers total 3.4 million
•	Strong revenue growth and margins at Cingular
•	Cingular customers total 58.7 million

ATLANTA, Oct. 24, 2006 – BellSouth Corporation (NYSE: BLS) announced third quarter 2006 earnings per share (EPS) from continuing operations of 58 cents, up 31.8 percent compared to the third quarter of 2005. Normalized EPS from continuing operations of 65 cents increased 27.5 percent compared to the third quarter of 2005. A list of normalizing items is provided in the table below.

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth’s 40 percent proportionate share of Cingular’s revenues and expenses that are recognized as equity earnings for purposes of GAAP reporting. Normalized results exclude the impact of significant nonoperational or nonrecurring items.

Normalized operating income before depreciation and amortization (OIBDA) grew to $3.6 billion representing a 40.1 percent OIBDA margin. Revenue growth and cost containment drove OIBDA margin up 290 basis points year-over-year and 140 basis points sequentially. Normalized revenue increased 5.4 percent year-over-year driven by growth in wireless, wireline and yellow pages. Normalized revenues were nearly $9.0 billion for the third quarter of 2006. Normalized net income of $1.2 billion grew 25.8 percent compared to the third quarter of 2005.

Reported Results from Continuing Operations

For the third quarter of 2006, BellSouth’s consolidated reported revenues from continuing operations were $5.2 billion, up 2.9 percent compared to the same quarter of 2005. Income from continuing operations was approximately $1.1 billion, up 29.6 percent compared to the same quarter of the previous year.

For the third quarter of 2006, operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $976 million. Capital expenditures for the quarter were $730 million, a decline compared to the first and second quarters of 2006. Year-to-date capital expenditures were $2.8 billion and included $265 million in expenditures for Hurricane Katrina restoration efforts.

Proposed Merger with AT&T

On March 5, 2006, BellSouth and AT&T announced an agreement to merge the two companies in a combination that will create a more effective and efficient provider of communications services. BellSouth and AT&T firmly believe that no conditions on this merger are necessary for this combination to be a public benefit. Nevertheless, in response to an inquiry from the Federal Communications Commission staff, AT&T indicated that, in the interest of facilitating the speediest possible approval of the merger, it would not object to the imposition of certain merger conditions. The FCC has scheduled an open meeting for Nov. 3, 2006 to consider the merger in the event the Commission has not completed its review prior to that date.

Communications Group

In the third quarter of 2006, Communications Group revenues were $4.7 billion, a 2.4 percent increase over the third quarter of 2005. Adjusting for the one-time customer credits of $44 million issued during the third quarter of 2005, revenue growth was 1.4 percent. Revenue growth in mass-market broadband and long distance services and growth in emerging data services offset revenue declines from traditional access line services. Revenue growth, increased penetration in broadband and long distance services and continued focus on cost containment drove Communications Group operating margin to 25.7 percent, an increase of 340 basis points year-over-year and 80 basis points sequentially.

Network data revenues exceeded $1.3 billion, a 12.8 percent increase over the third quarter of 2005, due to improvements in both retail and wholesale data services. Retail data revenues grew 19.5 percent year-over-year driven by retail DSL revenues and continued momentum from emerging retail data services. Wholesale data revenues grew 3.3 percent as growth in wireless transport more than offset declines in general transport services.

During the third quarter, BellSouth added 176,000 new DSL customers, reaching a total of more than 3.4 million broadband DSL customers. The vast majority of new customers chose BellSouth’s higher speed offers -- FastAccess® DSL Xtreme and FastAccess® DSL Xtreme 6.0. Year-over-year the average revenue per unit on DSL was up slightly as improved customer mix offset revenue impacts from the discontinuance of regulatory recovery fees.

BellSouth customers continued to choose more services and save with multiple service discounts by adding long distance and DIRECTV® service to their BellSouth Answers® bundles. During the third quarter, BellSouth added 118,000 long distance subscribers. At the end of the third quarter, BellSouth served 7.6 million long distance customers representing approximately 63 percent of its mass-market customer base. Nearly 65,000 customers added DIRECTV® service to their bundle, resulting in a total of 756,000 customers who included DIRECTV® service in their BellSouth Answers® bundles.

As of Sept. 30, 2006, total access lines were 19.0 million down 6.9 percent year-over-year. For the quarter, total access lines declined 301,000. Retail residential access lines declined 135,000 reflecting losses to wireless substitution and cable telephony service. Retail small business access line gains were 20,000, offset by a decline in retail large business access lines of 13,000 lines. Wholesale lines declined 174,000 compared to June 30, 2006.

Cingular Wireless

Cingular Wireless was a significant contributor to BellSouth’s results with strong revenue growth and robust margin expansion. The nation’s largest wireless provider delivered strong customer growth, improved ARPU trends, and completed the integration of its GSM network.

During the quarter, Cingular added 1.4 million new customers, totaling 58.7 million customers at the end of September. Postpaid customer additions were 928,000. Overall monthly churn for the quarter was 1.8 percent and postpaid churn remained at 1.5 percent.

In the third quarter of 2006, Cingular's revenues were $9.6 billion, increasing 9.2 percent over the same quarter a year ago and up 3.6 percent sequentially. Service revenues, which exclude revenues from sales of handsets and accessories, were $8.7 billion up 12.2 percent year-over-year and 4.4 percent sequentially.

Cingular’s average revenue per user (ARPU) was $49.76. This compares to $49.65 in the same quarter last year and $48.84 in the second quarter of 2006. ARPU from data services continued its robust growth in the third quarter of 2006, increasing 46.0 percent to $6.32 year-over-year and up 9.5 percent sequentially.

For the third quarter of 2006, Cingular accelerated its margin improvement driven by operational improvements and successful merger integration activities. Normalized operating income before depreciation and amortization (OIBDA) margin was 35.6 percent, up 400 basis points compared to the third quarter of 2005 and up 300 basis points sequentially. This performance was driven by revenue acceleration from customer growth and ARPU stabilization coupled with operational and merger related synergies.

During the third quarter, Cingular completed its GSM network integration. With 45,000 cell sites around the country, customers benefit from improved coverage and call quality while the company benefits from lower churn. In addition, the company continued its aggressive deployment of 3G UMTS/HSDPA network throughout the country. The 3G service is available in 115 cities (with populations of 100 thousand or more) in and around 52 major markets in 28 states and the District of Columbia.

Advertising & Publishing

Advertising & Publishing maintained its momentum growing revenue 5.5 percent to $537 million. Adjusting for one-time customer credits issued in the third quarter 2005 for Hurricane Katrina, revenue growth was 4.1 percent. These results reflect continued market penetration of online advertising and growth in print advertising revenue. Operating margins were 45.6 percent for the third quarter of 2006.

Normalizing Items

For the third quarter of 2006, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table. Full income statement reconciliation is included in the attached exhibits.

3Q06
GAAP Diluted EPS – Income from continuing operations	$0.58

Wireless merger integration costs	$0.02
Wireless merger intangible amortization	$0.04
AT&T Merger Costs	$0.01

Normalized Diluted EPS – Income from continuing operations	$0.65

Wireless merger integration costs – Represents BellSouth’s 40 percent share of wireless merger integration costs incurred in connection with the Cingular/AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation, directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Wireless merger intangible amortization – Represents BellSouth's 40 percent share of the non-cash amortization of intangibles, primarily customer lists that were created in Cingular's acquisition of AT&T Wireless.

AT&T Merger Costs – Represents specific deal-related costs directly associated with the pending merger with AT&T. Costs include legal and regulatory fees, costs of filing and printing the joint proxy statement and expense associated with employee retention awards.

Communications Group

Third-quarter Communications Group revenues of $4.7 billion were up 2.4 percent compared to the same quarter in 2005, as consistent growth in DSL, long distance and emerging data services more than offset declines in core voice revenue. Network data revenues, which represented 28 percent of Communications Group revenues, totaled $1.3 billion, an increase of 12.8 percent year-over-year. Voice revenues, which were down 2.5 percent compared to one year ago, remained under pressure from access line losses. Other revenues increased 12.9 percent due primarily to a regulatory rate change in Georgia and higher equipment revenues. In the third quarter last year, Communications Group revenues were reduced by $44 million in billing credits given to customers in the hardest-hit areas of Hurricane Katrina. Adjusting for these credits, Communications Group revenues rose 1.4 percent year-over-year in the current quarter. For the first nine months of 2006, Communications Group revenues of $14.0 billion were up 1.6 percent compared to the first nine months of 2005.

Communications Group operating margin expanded 340 basis points year-over-year and 80 basis points sequentially to 25.7 percent in the third quarter - the highest level in two years. Operating income of $1.2 billion was up 18 percent compared to the third quarter of 2005. Stable revenues, increased penetration of broadband, long distance and emerging data services coupled with cost containment efforts were the major catalysts of the year-over-year growth in operating income. During the quarter cost savings came from a reduction in force of 3,300 year-over-year and lower overtime. Sequentially these same factors had a similar impact, but to a lesser extent.

[Graphic inserted here

Communications Group

Operating Margin

3Q05 – 22.3%

4Q05 – 21.9%

1Q06 – 23.6%

2Q06 – 24.9%

3Q06 – 25.7%]

Wireline Segment Overview

BellSouth’s Consumer segment continues to successfully sell DSL and long distance services and generated 2.8 percent year-over-year growth in revenues. Strong subscriber growth with stable ARPU in DSL and long distance fueled revenue growth that more than offset lower core voice revenues. A year-over-year decline of 5.5 percent in retail residential access lines pressured revenue from core voice services. Residential customers increasingly subscribe to multiple services, including DSL and long distance, driving Consumer ARPU to $63.26, up 8.1 percent compared to last year’s third quarter. For the first nine months of 2006, Consumer revenue was up more than $150 million, or 2.5 percent, compared to the same period last year.

Small Business revenue grew 10.6 percent compared to the third quarter of 2005, as this segment continues to attract new customers and further penetrate its existing customer base with DSL and long distance services. Small Business has posted 13 consecutive quarters of year-over-year revenue growth. Using targeted customer acquisition and retention strategies, Small Business has added approximately 115,000 access lines during the past year. These access line gains, along with growth in DSL and long distance, were the major drivers of a 5.5 percent year-over-year growth in Small Business ARPU, which totaled more than $82 at the end of the third quarter. Year-to-date, Small Business revenue was 9.9 percent higher than the same period last year.

Large Business revenue increased 2.3 percent year-over-year and 1.0 percent sequentially. Revenue growth from emerging data products and complex long distance more than offset revenue declines in legacy voice and data products. We continue to see indications of pricing stabilization in Large Business, particularly in flat rate access lines and certain legacy data products. Large Business lost approximately 13,000 lines during the quarter, reflecting a seasonal improvement from trends for the first half 2006. The proportion of retail business voice lines migrating to BellSouth data services increased this quarter. More than 40 percent of retail business line losses in the third quarter were attributed to migration, up from a trend rate of about one-third in previous quarters. Year-to-date, Large Business revenue was up 0.8 percent compared to the same period last year.

Wholesale revenue decreased 1.8 percent compared to the same quarter in 2005 and increased 2.3 percent sequentially. Revenue continued to be impacted by declines in local wholesale revenue, which includes UNE-P and ISP dial-up contracts. In the third quarter, growth in wireless transport continued to offset declines in general transport revenues. The sequential change in wholesale revenue benefited from a UNE-P regulatory true-up in Georgia.

Voice Revenue and Access Line Detail

Communications Group voice revenues decreased 2.5 percent year-over-year as declines in core voice revenue more than offset retail InterLATA long distance voice revenue growth. Retail InterLATA long distance voice revenue increased nearly 12 percent compared to the prior year third quarter and totaled $432 million.

Total switched access lines of 19.0 million were down 301,000 sequentially. The year-over-year decline in total access lines was 6.9 percent compared to a year-over-year decline of 7.0 percent last quarter. This represents the first time in several quarters that year-over-year access line losses have not accelerated. This trend is a new data point influenced heavily by similar trends in residential lines as residential lines were down 8.7 percent year-over-year versus a 9.1 percent rate in the prior quarter. In the third quarter, total residential lines declined 265,000, comprised primarily of line losses to wireless substitution and cable VoIP. Aggregate losses to wireless slowed somewhat this quarter. Cable VoIP losses did not accelerate during the quarter and remained in the range of recent absolute levels. Retail business lines increased 4,000 in the current quarter, as Small Business access line gains outpaced losses in the Large Business segment. BellSouth’s wholesale line base, which consists primarily of UNE-P lines, declined 174,000 in the third quarter and 722,000 in the past twelve months.

Broadband and Data Services

BellSouth delivered another strong quarter of network data revenue growth at 12.8 percent year-over-year. This was our second quarter of double-digit growth and the highest growth rate in more than 4 years. Third quarter network data revenue of $1.3 billion was approximately $150 million higher than the third quarter of 2005. While increased DSL revenue fueled most of the growth, growth in emerging retail data services and wholesale data services sold to wireless carriers also contributed to the year-over-year change. Retail data revenues rose 19.5 percent on growth in DSL, emerging data services - specifically BellSouth® Metro Ethernet Service and BellSouth® Virtual Private Network - and complex long distance. Also contributing was an increase in dial-up revenue due to a $5 price increase implemented in July. Year-over-year growth in wholesale data services of 3.3 percent reflected growth in DS1s sold to wireless carriers that more than offset decreased general transport services sold to traditional wireline carriers. In the first nine months of 2006, network data revenues were 10.6 percent higher than year-to-date 2005.

[Graphic inserted here

Data Revenues

(%YoY growth)

3Q05 – 1.9%

4Q05 – 7.7%

1Q06 – 9.0%

2Q06 – 10.0%

3Q06 – 12.8%]

BellSouth’s DSL subscriber base grew by 176,000 during the quarter and totaled more than 3.4 million at quarter end. The addition of 771,000 customers during the past year drove DSL revenue up 32.8 percent year-over-year to $405 million in the quarter. DSL revenue growth also benefited from an improving mix of customers on higher-speed, higher-ARPU DSL service plans. At the end of the third quarter, more than 30 percent of the DSL customer base subscribed to the two highest speed products compared to 16 percent a year ago. BellSouth DSL revenues were nearly $1.2 billion through the first nine months of 2006, up 34.1 percent from year-to-date 2005.

Total DSL ARPU of $40 was slightly higher than the third quarter of 2005, but down approximately 3 percent from last quarter. Mid-third quarter, BellSouth eliminated a regulatory cost recovery fee from DSL customer bills. Although the fee is offset by a corresponding decline in expense, the discontinuation impacted sequential and year-over-year DSL ARPU by approximately $1.50. Excluding this impact, DSL ARPU was up sequentially and year-over-year as more customers continued to migrate to higher speed service plans. During the third quarter of 2006, residential customer migrations from FastAccess® DSL Ultra to FastAccess® DSL Xtreme 3.0 grew 78 percent year-over-year. Residential migrations from the base DSL product, FastAccess® DSL Lite, to the three higher speed products increased more than 50 percent compared to the third quarter of 2005. This mix shift toward our premium DSL products continues to positively impact DSL ARPU and profitability.

Packages

More than 5.1 million BellSouth customers had an Answers® package at the end of the third quarter, reflecting an increase of 5.7 percent compared to Sept. 30, 2005. BellSouth Answers® penetration of retail primary lines increased to 47 percent at the end of the third quarter compared to approximately 42 percent one year ago. Nearly 44 percent of BellSouth Answers® customers have two or more affiliate services - such as long distance, Cingular Wireless, DSL or dial-up Internet - compared to 39 percent in the third quarter of 2005. Multiple product bundles contributed to the 4.2 percent year-over-year growth in BellSouth Answers® ARPU, which now exceeds $68. The Company also continued to increase sales of DIRECTV® service. During the third quarter, nearly 65,000 customers added DIRECTV® service to their communications packages. Almost 756,000 customers now have DIRECTV® in their package.

[Graphic inserted here

DSL Subscribers

(in thousands)

3Q05 – 2,678 (16% of base subscribed to 3/6M; remainder <1.5M)

3Q06 – 3,449 (more than 30% of base subscribed to 3/6M; remainder <1.5M)]

Long Distance

At the end of the third quarter, BellSouth’s mass-market long distance subscriber base totaled 7.6 million. Stable churn levels and continued interest in BellSouth’s Unlimited plans helped the Company grow its customer base by 603,000 or 8.6 percent over the past year. Long distance penetration of mass-market customers increased to 62.8 percent, representing 62.3 percent of primary residential access lines and 67.0 percent of BellSouth’s mass-market small business accounts. More than 38 percent of the Consumer long distance customer base subscribe to an Unlimited plan. Growth in the subscriber base and increased penetration of Unlimited plans lifted mass-market long distance revenues 12.1 percent higher year-over-year to $393 million in the third quarter. Mass-market long distance ARPU remained stable in the $17 range.

Complex long distance revenues totaled more than $87 million in the third quarter, an increase of 11 percent year-over-year and 2.5 percent sequentially. For the first nine months of 2006, revenue from complex long distance services increased 15 percent compared to the same period last year.

Capital

Third quarter Communications Group capital expenditures of $725 million were down 15.3 percent from one year ago and 11.3 percent sequentially. These amounts and corresponding growth rates exclude capital related to Hurricane Katrina restoration. As expected, capital expenditures have trended downward the first three quarters of 2006, yet we remain focused on our broadband investment, including DSLAM deployment. Broadband-related capital expenditures comprised more than 45 percent of our total capital expenditures through the first nine months of the year.

Cingular Wireless

Results discussed in this section represent 100 percent of Cingular Wireless

Cingular reported strong financial and operating metrics highlighted by solid customer growth, margin expansion, data revenue growth and the completion of GSM network integration. Cingular’s customer base grew by 1.4 million net subscribers in the third quarter compared to increases of 867,000 in the year ago quarter and 1.5 million in the second quarter of 2006. Total cellular/PCS customers of 58.7 million were up 12.2 percent year-over-year. Approximately 928,000 of the 1.4 million net adds in the third quarter were postpaid customers, marking the company’s third consecutive quarter of postpaid net adds at or above the 900,000 level. Retail customer additions, which include both postpaid and prepaid customers, represented 87 percent of net adds in the third quarter compared to 74 percent in the year ago quarter. The 66,000 sequential increase in retail net additions was driven by an improvement in prepaid sales. Reseller net customer additions were 174,000 in the current quarter, down from 228,000 in the year ago quarter and from 380,000 in the second quarter of 2006. In the third quarter, gross additions were 4.6 million, up from 4.4 million in both the year ago quarter and the second quarter of 2006.

Cingular’s total churn increased 10 basis points sequentially and postpaid churn held steady at second quarter’s record low of 1.5 percent. The sequential increase in total churn was due to normal seasonal patterns, the sunset of AT&T Wireless’ prepaid plans, and from certain initiatives taken to migrate customers off of the TDMA platform. Both total and postpaid churn improved 50 basis points from the third quarter of 2005 as a result of improved network quality and customer service. During the third quarter, Cingular completed its GSM network integration, which began shortly after the company’s merger with AT&T Wireless. With 45,000 cell sites around the country, customers are experiencing dramatically improved coverage and call quality, including the fewest dropped calls. Cingular continued to make clear and steady progress in customer service initiatives as indicated by a 34 percent reduction in customer care call volume and a 49 percent increase in first-call resolution since January of 2005.

Solid subscriber additions combined with ARPU stabilization fueled the 9.2 percent year-over-year increase in Cingular’s total revenues to $9.6 billion in the third quarter. Service revenues were $8.7 billion, a year-over-year increase of 12.2 percent and a sequential improvement of 4.4 percent. Adjusting for $31 million in Hurricanes Katrina and Rita revenue credits, service revenue growth would have exceeded 11.7 percent compared to the same quarter last year. Data revenues now comprise 12.8 percent of total service revenues versus 8.9 percent in the third quarter of 2005.

Strong data revenue growth and stabilizing voice revenues contributed to the increase in Cingular’s service ARPU this quarter. Third quarter service ARPU of $49.76 was stable year-over-year and increased 1.9 percent from the second quarter. Data ARPU increased 46 percent year-over-year to $6.32. The increasing popularity of downloadable games, ringtones, mobile instant messaging, mobile e-mail, photo messaging, and media bundles continued to drive data growth. In addition, text messaging continued to grow. In the third quarter of 2006, Cingular had 28 million active data customers, and delivered 138 million multi-media messages and 10 billion text messages.

[Graphic inserted here

Cingular Wireless Data ARPU

(Monthly Average)

3Q05 – $4.33

4Q05 – $4.71

1Q06 – $5.22

2Q06 – $5.77

3Q06 – $6.32]

Cingular’s normalized operating income before depreciation and amortization (OIBDA) margin was 35.6 percent in the third quarter, the highest since the merger in the fourth quarter of 2004. This is an improvement of 400 basis points compared to normalized results in the third quarter of 2005 and is a sequential improvement of 300 basis points. The year-over-year margin expansion reflected integration synergies, distribution rationalization efforts and reduced network costs related to the T-Mobile unwind, partially offset by increased upgrade expense. Major drivers of the sequential quarter margin improvement were strong revenue growth, operational and merger-related synergies and lower handset subsidies. Normalized results for Cingular exclude $87 million in OIBDA-affecting merger integration costs and $52 million in non-cash merger integration costs, for a total of $139 million. In addition, normalized results exclude $314 million in purchase accounting impacts incurred during the quarter.

[Graphic inserted here

Cingular Wireless Normalized

OIBDA Service Margins

3Q05 – 31.6%

4Q05 – 31.0%

1Q06 – 31.9%

2Q06 – 32.6%

3Q06 – 35.6%]

Since the merger, Cingular has added a total of 28.3 million customers to its GSM network - 11.5 million new customers and 16.8 million customer migrations. Only 3.6 million customers remained on Cingular’s legacy TDMA network as of Sept. 30, which was more than 60 percent lower than the same time last year. At the end of the third quarter, Cingular had 94 percent of its customer base equipped with a GSM/UMTS/HSDPA handset and 99 percent of subscriber minutes were carried on Cingular’s GSM/UMTS/HSDPA network. This was up from 82 percent and 93 percent, respectively, in the same quarter last year.

Third quarter capital expenditures were $1.8 billion, an increase of 35.8 percent year-over-year and 15.5 percent sequentially. Year-to-date capital expenditures of more than $4.8 billion were driven primarily by continued progress in merger integration, improvements in network coverage and quality and UMTS/HSDPA buildouts around the country. The UMTS/HSDPA 3G service, which offers mobile wireless broadband connections averaging 400-700 kilobits per second, is available in 115 cities (with populations of 100 thousand or more) in and around 52 major markets in 28 states and the District of Columbia. Customers can use the 3G connections to access e-mail and information services or watch streaming video clips using Cingular Video.

Advertising & Publishing

BellSouth’s Advertising & Publishing (A&P) segment delivered healthy year-over-year revenue growth again for the eighth consecutive quarter, driven by continued strong electronic media sales and sustained growth in print revenue. A&P revenue grew 5.5 percent compared to the third quarter of 2005. Adjusted for Hurricane Katrina revenue credits in the year ago quarter, A&P grew revenue 4.1 percent year-over-year. Growth continues to be supported by solid electronic media sales which grew more than 40 percent in the quarter. Print revenue growth resulted from growth in directory sales, which were driven by successful marketing programs and sales execution. A&P revenue declined $10 million or 1.8 percent sequentially due to seasonality in commission revenues. Year-to-date, A&P’s revenue was up 3.9 percent compared to the same period last year.

A&P continues to generate strong operating margins. Third quarter operating margin of 45.6 percent was down slightly compared to the same quarter in 2005 and declined 50 basis points from the second quarter. A&P’s operating income of $245 million in the third quarter and $723 million year-to-date, was up 5.2 percent and 2.0 percent, respectively, compared to the same periods last year.

About BellSouth Corporation

BellSouth Corporation is a Fortune 500 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 58.7 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® and YELLOWPAGES.COM™ from BellSouth.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today’s global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect our future results and could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions and (v) those factors contained in the Company’s periodic reports.

Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iii) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (iv) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (v) those factors contained in the proxy statement relating to the proposed merger filed with the SEC.

The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company’s investor relations web site, www.bellsouth.com/investor.